EXHIBIT 99.1

Bay Bancorp, Inc. Announces Record Third Quarter 2017 Results

COLUMBIA, Md., Oct. 26, 2017 (GLOBE NEWSWIRE) -- Bay Bancorp, Inc. (“Bay”) (NASDAQ:BYBK), the savings and loan holding company for Bay Bank, FSB (“Bank”), announced today net income increased to $2.2 million, or $0.21 per basic common share and $0.20 per diluted common share, for the third quarter of 2017 over the $0.5 million, or $0.04 per basic common share and $0.03 per diluted common share, recorded for the third quarter of 2016.  Bay reported net income of $4.4 million, or $0.41 per basic common share and diluted common share, for the first nine months of 2017, compared to $1.1 million, or $0.09 per basic common share and diluted common share, for the first nine months of 2016.  Net loans increased by $15.2 million, or 3%, when compared to June 30, 2017.  The Bank now has total assets exceeding $650 million and 11 branches in the Baltimore-Washington region, and is the fifth largest community bank headquartered in the Baltimore region based upon deposit market share.

Commenting on the earnings announcement, Joseph J. Thomas, President and CEO, said, “I am very proud to announce yet another record quarter with solid balance sheet growth, sustained earnings momentum and improved returns on equity and assets.  Core income continued its strong growth and net income growth this quarter was further augmented by the $1.4 million in other income related to the insurance recovery in connection with the Bank’s settlement of the lawsuit filed by Alvin and Lois Lapidus. As part of the settlement, the Bank agreed to pay $1.4 million to Alvin and Lois Lapidus. The Bank had set up a liability for this settlement last year and did not incur additional expense in the third quarter of 2017 for the payment. For the three-month period ending September 30, 2017, we grew loans and deposits at 12% and 10% on an annualized basis, respectively.  Along with the insurance income, our organic growth in loans, our low cost core deposit funding and improved operational efficiencies drove the company’s net income before taxes to $3.7 million, an 85% increase over the $2.0 million recorded for the quarter ended June 30, 2017.  We were also able to improve asset quality through resolutions of acquired loans and our nonperforming assets decreased 22% on an annualized basis to $11.4 million at September 30, 2017 from $14.6 million at June 30, 2017.  We are excited about the proposed merger, announced on September 27, 2017, with Old Line Bank expected to close during the second quarter of 2018, where Bay’s attractive geographic footprint, strong client relationships, talented team of associates, diverse loan portfolio, low-cost core deposits and solid fee based revenues should complement and strengthen Old Line Bank’s high performing franchise.”

Highlights from the First Nine Months of 2017

The Bank continued organic net growth in the third quarter of 2017.  Net loan and deposit growth was favorable.  Planned declines in certificate of deposit balances following the successful closing of Bay’s merger with Hopkins Bancorp, Inc. and the related merger of Hopkins Federal Savings Bank into the Bank (collectively, the “Hopkins Merger”) led to an attractive 0.46% cost of funds for the third quarter of 2017.  Bay has strong liquidity and capital positions along with capacity for future growth, with total regulatory capital to risk weighted assets of approximately 13.01% at September 30, 2017.  The Bank had $7.2 million in remaining net purchase discounts on acquired loan portfolios at September 30, 2017.

Specific highlights are listed below:

  Return on average assets for the three-month period ended September 30, 2017 was 1.37% as compared to 0.79% and 0.33% for the three-month periods ended June 30, 2017 and September 30, 2016, respectively, and return on average equity for the three-month period ended September 30, 2017 was 13.21%, as compared to 7.44% and 3.14% for the three-month periods ended June 30, 2017 and September 30, 2016, respectively.

  With consistent organic growth, total assets were $652 million at September 30, 2017 compared to $646 million at June 30, 2017 and $606 million at September 30, 2016.

  Total loans were $525 million at September 30, 2017, an increase of 3% from $510 million at June 30, 2017, an increase of 8% from $487 million at December 31, 2016 and an increase of 9% from $482 million at September 30, 2016.

  Total deposits were $549 million at September 30, 2017, an increase of 3% from $536 million at June 30, 2017, an increase of 4% from $526 million at December 31, 2016 and an increase of 3% from $531 million at September 30, 2016.  Non-interest bearing deposits were $130 million at September 30, 2017, an increase of 8% from $120 million at June 30, 2017, an increase of 16% from $111 million at December 31, 2016, and an increase of 30% from $100 million at September 30, 2016.

  Net interest income for the three-month period ended September 30, 2017 totaled $6.6 million, compared to $6.3 million for the second quarter of 2017 and $5.7 million for the three-month period ended September 30, 2016.  Interest income associated with discount accretion on purchased loans, deferred costs and deferred fees will vary due to the timing and nature of loan principal payments.  Earning asset leverage was the primary driver in year-over-year results, as average earning loans and investments increased to $580 million for the three-month period ended September 30, 2017, compared to $534 million for the same period of 2016.

  Net interest margin for the three- and nine-month periods ended September 30, 2017 was 4.66% and 4.19%, which were higher than the 3.86% and 4.11%, respectively, recorded for the same periods of 2016.  The margin for the nine-month period ended September 30, 2017 reflects the variable pace of discount accretion recognition within interest income and the impact of fair value amortization on the interest expense of acquired deposits, and the higher level of investments, including interest bearing federal funds acquired in the Hopkins Merger. Nonperforming assets represented 1.8% of total assets at September 30, 2017, compared to 2.3% at June 30, 2017, 2.6% at December 31, 2016 and 2.6% at September 30, 2016.

  Nonperforming assets decreased to $11.4 million at September 30, 2017 from $14.6 million at June 30, 2017 and compared favorably to the $15.8 million recorded at December 31, 2016 and the $15.7 million recorded at September 30, 2016.  The decrease over the second quarter of 2017 resulted primarily from continued resolution of acquired nonperforming loans. The changes since September 30, 2016 were driven by loans acquired in the Hopkins Merger offset by decreases in purchased credit impaired loans.

  The provision for loan losses for the three- and nine-month periods ended September 30, 2017 was $0.3 million and $1.3 million, respectively, compared to $0.4 million and $1.0 million, respectively, for the same periods of 2016.  The increase for the nine-month period ended September 30, 2017 was primarily the result of increases in loan originations.  As a result, the allowance for loan losses was $4.0 million at September 30, 2017, representing 0.77% of total loans, compared to $3.6 million, or 0.71% of total loans, at June 30, 2017, $2.8 million, or 0.58% of total loans, at December 31, 2016, and $2.4 million, or 0.51% of total loans, at September 30, 2016.  Management expects both the allowance for loan losses and the related provision for loan losses to increase in the future periods due to the gradual accretion of the discount on the acquired loan portfolios and an increase in new loan originations.

  As part of the Hopkins Merger on July 8, 2016, the Bank acquired a 51% interest in iReverse.  The Bank’s interest in iReverse qualifies as held for sale upon acquisition and is therefore required to be presented as a discontinued operations.  Discontinued operations include noninterest income and noninterest expense related to iReverse.  On December 15, 2016, the Bank entered into an Ownership Interest Sale Agreement and Assignment with the other owner of iReverse pursuant to which the Bank agreed to sell its 51% interest effective March 31, 2017 for $70,000 which was paid in cash on February 28, 2017.  The net income from discontinued operations, net of taxes, for the three- months and nine- months ended September 30, 2016 was $228,221, with $138,212 attributable to non-controlling interest and $90,009 attributable to common stockholders.

Balance Sheet Review

Total assets were $652 million at September 30, 2017, representing increases of $6 million, or 1%, $31 million, or 5%, and $45 million, or 7%, when compared to June 30, 2017, December 31, 2016 and September 30, 2016, respectively.  Investment securities were $61 million at September 30, 2017, representing decreases of $5 million, or 8%, from June 30, 2017 and $2 million, or 4% from December 31, 2016, and an increase of $7 million, or 12%, when compared to September 30, 2016. Loans held for sale were $0.4 million at September 30, 2017, which decreased $2.5 million, $1.2 million and $2.4 million since June 30, 2017, December 31, 2016 and September 30, 2016, respectively.

Total deposits were $549 million at September 30, 2017, an increase of $13 million, or 3%, when compared to the $536 million recorded at June 30, 2017.  Activity included normal cyclical deposit fluctuations and a $9 million increase in non-interest bearing deposits.  Short-term borrowings from the Federal Home Loan Bank decreased to $25 million compared to $35 million at June 30, 2017.

Stockholders’ equity increased to $72 million at September 30, 2017, from $69 million at June 30, 2017, $66 million at December 31, 2016, and $65 million at September 30, 2016.  These increases related primarily to corporate earnings, with the increase over the third quarter of 2016 being offset by the $2.9 million decline related to the purchase of 568,436 shares of Bay’s common stock.  The combined activity improved the book value of Bay’s common stock to $6.73 per share at September 30, 2017, compared to $6.51 per share at June 30, 2017, $6.29 per share at December 31, 2016 and $6.28 per share at September 30, 2016.

During the second and third quarters of 2016, Bay purchased a total of 743,436 shares of its common stock at an average price of $5.10 per share.  Bay Bancorp has not elected to repurchase additional shares since that time.  The Board may modify, suspend or discontinue the program at any time.

At September 30, 2017, the Bank remained above all “well-capitalized” regulatory requirement levels.  The Bank’s tier 1 risk-based capital ratio was approximately 12.27% at September 30, 2017 as compared to 12.15% at June 30, 2017, 12.32% at December 31, 2016 and 12.31% at September 30, 2016.  Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the investment portfolio.

Review of Financial Results

For the three-month periods ended September 30, 2017 and 2016

Net income for the three-month period ended September 30, 2017 was $2.2 million, compared to net income of $1.2 million and $0.5 million for the three-month periods ended June 30, 2017 and September 30, 2016, respectively.

Net interest income for the three-month period ended September 30, 2017 totaled $6.6 million compared to $6.3 million for the previous quarter and $5.7 million for the same period of 2016.  The increase in interest income resulted from interest-earning asset growth from expansion of the Bay originated loan portfolio, selective investment purchases and the effects of the Hopkins Merger.  As of September 30, 2017, the remaining net loan discounts on the Bank’s loan portfolio totaled $7.2 million.

Noninterest income for the three-month period ended September 30, 2017 was $2.7 million, which included a $1.4 million insurance income gain. These results were lower when compared to the $2.4 million recorded for the three-month period ended September 30, 2016, which included a $1.0 million bargain purchase gain related to the Hopkins Merger. Adjusted for these merger related changes, Bay recorded a small decrease in noninterest income for the third quarter of 2017 when compared to the same period of 2016.

Noninterest expense reduction continues to be our focus for 2017 net income improvement.  For the three-month period ended September 30, 2017, noninterest expense was $5.3 million, compared to $7.2 million for the same period in 2016, or $5.8 million when adjusting for $1.4 million in merger expenses related to the Hopkins Merger in 2016.  After adjusting for the merger related expenses, the primary contributors to the change when compared to the third quarter of 2016 was a $0.5 million decrease in occupancy, legal, accounting and professional expenses. Loan collection costs were negative for the third quarter of 2017 as a result of larger than expected reimbursements of loan collection costs expensed during prior periods.

For the nine-month periods ended September 30, 2017 and 2016

Net income for the nine-month period ended September 30, 2017 was $4.4 million, compared to net income of $1.1 million for the nine-month period ended September 30, 2016.

Net interest income for the nine-month period ended September 30, 2017 totaled $18.8 million, compared to $15.3 million for the same period of 2016.  The increase in interest income resulted from interest-earning asset growth from expansion of the Bay originated loan portfolio, selective investment purchases and the effects of the Hopkins Merger.

Noninterest income for the nine-month period ended September 30, 2017 was $5.3 million, which included a $1.4 million insurance income gain. These results were $4.9 million recorded for the nine-month period ended September 30, 2016, which included a $1.0 million bargain purchase gain related to the Hopkins Merger.  After adjusting for these merger related changes, Bay recorded a similar results in noninterest income for the first nine months of 2017 when compared to the same period of 2016.

For the nine-month period ended September 30, 2017, noninterest expense was $15.7 million, compared to $19.0 million for the same period in 2016, or $16.1 million when adjusting for $1.6 million in merger expenses and $1.3 million in reverse mortgage subsidiary expenses related to the Hopkins Merger in 2016.  Adjusted for the merger related expenses, the primary contributor to the change when compared to the first nine months of 2016 was a decrease in occupancy, foreclosed property, legal, accounting and professional expenses.

Bay Bancorp, Inc. Information

Bay is a financial holding company and a savings and loan holding company headquartered in Columbia, Maryland.  Through the Bank, Bay serves the community with a network of 11 branches strategically located throughout the Baltimore Metropolitan Statistical Area, particularly Baltimore City and the Maryland counties of Baltimore Washington corridor.  The Bank serves small and medium size businesses, professionals and other valued customers by offering a broad suite of financial products and services, including on-line and mobile banking, commercial banking, cash management, mortgage lending and retail banking.  The Bank funds a variety of loan types including commercial and residential real estate loans, commercial term loans and lines of credit, consumer loans and letters of credit.  Additional information is available at www.baybankmd.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on Bay. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Bay.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions.  Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Bay with the Securities and Exchange Commission entitled “Risk Factors”.

For investor inquiries contact:

Joseph J. Thomas, President and CEO
410-536-7336
jthomas@baybankmd.com
7151 Columbia Gateway Drive,
Suite A
Columbia, MD 21046

For further information contact:

Larry D. Pickett, Chief Financial Officer
lpickett@baybankmd.com
410-312-5415

BAY BANCORP, INC. - Consolidated
BALANCE SHEET	September 30,	June 30,		September 30,
	2017	2017	December 31,	2016
	(unaudited)	(unaudited)	2016	(unaudited)

ASSETS
Cash and due from banks	$6,697,379	$8,137,129	$7,591,685	$6,157,165
Interest bearing deposits with banks and federal funds sold	32,827,575	33,529,073	32,435,771	40,109,554
Total cash and cash equivalents	39,524,954	41,666,202	40,027,456	46,266,719
Investment securities available for sale, at fair value	58,202,192	62,462,091	60,232,727	52,029,031
Investment securities held to maturity, at amortized cost	1,094,740	1,116,070	1,158,238	1,179,126
Restricted equity securities, at cost	1,620,800	2,364,795	1,823,195	973,195
Loans held for sale	401,803	2,893,943	1,613,497	2,836,938

Loans, net of deferred fees and costs	525,261,491	509,595,599	487,103,713	482,423,126
Allowance for loan losses	(4,049,647)	(3,608,484)	(2,823,153)	(2,447,785)
Loans, net	521,211,844	505,987,115	484,280,560	479,975,341
Real estate acquired through foreclosure	1,077,687	1,147,546	1,224,939	1,638,737
Premises and equipment, net	3,517,788	3,717,494	3,882,343	5,288,283
Bank owned life insurance	16,084,188	15,963,231	15,729,302	5,700,245
Core deposit intangibles	2,415,056	2,596,967	3,030,309	3,265,774
Deferred tax assets, net	2,556,429	2,715,618	2,984,718	2,777,633
Accrued interest receivable	2,018,900	1,870,876	1,884,945	1,711,910
Accrued taxes receivable	841,299	259,386	1,153,102	1,532,266
Prepaid expenses	806,878	842,871	1,001,723	941,458
Other assets	209,373	335,363	276,540	218,860
Total assets	$651,583,931	$645,939,568	$620,303,594	$606,335,516

LIABILITIES
Noninterest-bearing deposits	$129,554,117	$120,486,976	$111,378,694	$100,060,567
Deposits interest bearing	419,801,649	415,434,706	415,079,700	431,026,148
Total deposits	549,355,766	535,921,682	526,458,394	531,086,715

Short-term borrowings	25,000,000	35,000,000	20,000,000	1,975,000
Defined benefit pension liability	319,595	670,712	994,156	1,298,463
Accrued expenses and other liabilities	5,098,186	5,082,542	6,923,818	6,753,573
Total liabilities	579,773,547	576,674,936	554,376,368	541,113,751
STOCKHOLDERS' EQUITY
Common stock	10,667,227	10,642,372	10,456,098	10,363,998
Additional paid-in capital	41,624,354	41,557,518	40,814,285	40,526,319
Retained earnings	18,807,973	16,609,138	14,426,969	13,676,799
Accumulated other comprehensive income	710,830	455,604	30,383	516,437
Total controlling interest	71,810,384	69,264,632	65,727,735	65,083,553
Non-controlling interest	-	-	199,491	138,212
Total stockholders' equity	71,810,384	69,264,632	65,927,226	65,221,765
Total liabilities and equity	$651,583,931	$645,939,568	$620,303,594	$606,335,516

BAY BANCORP, INC. - Consolidated	Three Months Ended
INCOME STATEMENT	September 30,	June 30,	September 30,	Nine Months Ended September 30,
	2017	2017	2016	2017	2016

Interest income
Interest and fees on loans	$6,718,832	$6,429,464	$5,845,239	$19,068,440	$15,684,450
Interest on loans held for sale	12,447	13,025	31,817	32,355	110,270
Interest and dividends on securities	379,600	388,435	311,693	1,118,918	728,716
Interest on deposits with banks and federal funds sold	129,160	67,334	91,576	274,169	122,803
Total interest income	7,240,039	6,898,258	6,280,325	20,493,882	16,646,239

Interest expense
Interest on deposits	541,283	444,997	560,599	1,442,131	1,162,255
Interest on federal funds purchased	43	89	-	132	28
Interest on short-term borrowings	85,012	107,931	27,666	253,146	171,246
	626,338	553,017	588,265	1,695,409	1,333,529
Net interest income	6,613,701	6,345,241	5,692,060	18,798,473	15,312,710
Provision for loan losses	313,963	522,323	360,000	1,276,806	1,015,533
Net interest income after provision	6,299,738	5,822,918	5,332,060	17,521,667	14,297,177

Noninterest income
Payment sponsorship fees	766,951	844,810	691,138	2,267,953	1,833,697
Mortgage banking fees and gains	83,537	199,447	252,990	465,928	674,273
Service charges on deposit accounts	96,874	79,637	81,908	239,144	229,534
Bargain purchase gain	-	-	1,034,456	-	1,034,456
(Loss) gain on securities	(64,898)	-	-	(59,377)	486,534
Other noninterest income	1,775,325	228,776	341,429	2,423,174	659,506
Total operating income	2,657,789	1,352,670	2,401,921	5,336,822	4,918,000

Noninterest expenses
Salaries and employee benefits	3,197,133	2,924,598	2,910,416	8,978,975	8,584,376
Occupancy and equipment expenses	683,356	667,228	847,036	2,108,229	2,527,306
Legal, accounting and other professional fees	83,804	295,494	255,569	612,253	783,583
Data processing fees	381,032	304,718	364,637	1,013,544	899,451
Advertising and marketing related expenses	133,217	122,849	103,783	280,386	244,522
Loan collection expenses	(12,259)	36,176	21,614	58,582	56,203
Foreclosed property expenses and REO sales, net	134,817	21,234	157,357	172,910	327,942
FDIC insurance expenses	88,008	101,928	141,714	254,950	305,895
Core deposit intangible amortization	181,912	197,876	207,278	615,253	555,410
Merger related expenses	-	-	1,365,593	149,543	1,554,183
Other noninterest expenses	429,610	531,495	797,034	1,441,161	1,769,132
Total operating expenses	5,300,630	5,203,596	7,172,031	15,685,786	17,608,003
Net income before taxes	3,656,897	1,971,992	561,950	7,172,703	1,607,174
Income tax expense	1,458,061	746,633	277,733	2,791,700	687,454
Net income from continuing operations	2,198,836	1,225,359	284,217	4,381,003	919,720
Net income from discontinued operations, net of taxes	-	-	228,221	-	228,221
Net income	2,198,836	1,225,359	512,438	4,381,003	1,147,941
Net income from discontinued operations attributable to non-controlling interest	-	-	138,212	-	138,212
Net income available to common stockholders	2,198,836	1,225,359	374,226	4,381,003	1,009,729

Weighted average shares
Basic	10,655,098	10,597,629	10,635,740	10,586,994	10,848,931
Diluted	10,805,791	10,718,725	10,749,382	10,720,703	10,957,041

Earnings per share
available to common shareholders
Basic	$0.21	$0.12	$0.04	$0.41	$0.09
Diluted	$0.20	$0.11	$0.03	$0.41	$0.09

BAY BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Nine Months Ended September 30, 2017 and 2016
(Unaudited)

				Accumulated
		Additional		Other	Non-
	Common	Paid-in	Retained	Comprehensive	controlling
	Stock	Capital	Earnings	Income (loss)	Interest	Total

Balance December 31, 2015	$11,062,932	$43,378,927	$12,667,070	$573,560	$-	$67,682,489

Net income	-	-	1,009,729	-	138,212	1,147,941
Other comprehensive income	-	-	-	(57,123)	-	(57,123)
Stock-based compensation	-	101,017	-	-	-	101,017
Issuance of common stock under stock compensation plan	44,502	94,937	-	-	-	139,439
Repurchase of common stock	(743,436)	(3,048,562)	-	-	-	(3,791,998)
Balance September 30, 2016	$10,363,998	$40,526,319	$13,676,799	$516,437	$138,212	$65,221,765

				Accumulated
		Additional		Other	Non-
	Common	Paid-in	Retained	Comprehensive	controlling
	Stock	Capital	Earnings	Income	Interest	Total

Balance December 31, 2016	$10,456,098	$40,814,285	$14,426,969	$30,383	$199,491	$65,927,226

Net income	-	-	4,381,003	-	-	4,381,003
Sale of iReverse	-	-	1	-	(199,491)	(199,490)
Other comprehensive income	-	-	-	680,447	-	680,447
Stock-based compensation	-	194,771	-	-	-	194,771
Issuance of common stock under stock compensation plan	211,129	615,298	-	-	-	826,427
Balance September 30, 2017	$10,667,227	$41,624,354	$18,807,973	$710,830	$-	$71,810,384

BAY BANK, FSB
CAPITAL RATIOS

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
	Actual		Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2017:
(unaudited)
Total Risk-Based Capital Ratio	$71,847	13.01%	$44,194	8.00%	$55,243	10.00%
Tier I Risk-Based Capital Ratio	$67,797	12.27%	$33,146	6.00%	$44,194	8.00%
Common Equity Tier I Capital Ratio	$67,797	12.27%	$24,859	4.50%	$35,908	6.50%
Leverage Ratio	$67,797	10.53%	$25,751	4.00%	$32,189	5.00%

As of June 30, 2017:
(unaudited)
Total Risk-Based Capital Ratio	$69,071	12.82%	$43,094	8.00%	$53,867	10.00%
Tier I Risk-Based Capital Ratio	$65,463	12.15%	$32,320	6.00%	$43,094	8.00%
Common Equity Tier I Capital Ratio	$65,463	12.15%	$24,240	4.50%	$35,014	6.50%
Leverage Ratio	$65,463	10.44%	$25,086	4.00%	$31,357	5.00%

As of December 31, 2016:
Total Risk-Based Capital Ratio	$65,883	12.87%	$40,959	8.00%	$51,199	10.00%
Tier I Risk-Based Capital Ratio	$63,057	12.32%	$30,719	6.00%	$40,959	8.00%
Common Equity Tier I Capital Ratio	$63,057	12.32%	$23,039	4.50%	$33,279	6.50%
Leverage Ratio	$63,057	10.45%	$24,133	4.00%	$30,166	5.00%

As of September 30, 2016:
(unaudited)
Total Risk-Based Capital Ratio	$64,536	12.80%	$40,348	8.00%	$50,436	10.00%
Tier I Risk-Based Capital Ratio	$62,088	12.31%	$30,261	6.00%	$40,348	8.00%
Common Equity Tier I Capital Ratio	$62,088	12.31%	$22,696	4.50%	$32,783	6.50%
Leverage Ratio	$62,088	10.16%	$24,434	4.00%	$30,542	5.00%

BAY BANCORP, INC. AND SUBSIDIARY
SELECTED FINANCIAL DATA

	Three Months Ended			Nine Months Ended		Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2017	2017	2016	2017	2016	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Financial Data:
Assets	$651,583,931	$645,939,568	$606,335,516	$651,583,931	$606,335,516	$620,303,594
Investment securities	60,917,732	63,214,160	54,181,352	60,917,732	54,181,352	63,214,160
Loans (net of deferred fees and costs)	525,261,491	509,595,599	482,423,126	525,261,491	482,423,126	487,103,713
Allowance for loan losses	(4,049,647)	(3,608,484)	(2,447,785)	(4,049,647)	(2,447,785)	(2,823,153)
Deposits	549,355,766	535,921,682	531,086,715	549,355,766	531,086,715	526,458,394
Borrowings	25,000,000	35,000,000	1,975,000	25,000,000	1,975,000	20,000,000
Equity attributable to non-controlling interest	-	-	138,212	-	138,212	199,491
Equity attributable to common shareholders	71,810,384	69,264,632	65,083,553	71,810,384	65,083,553	65,727,735

Net income from continuing operations	2,198,836	1,225,359	284,217	4,381,003	919,720	1,593,356
Net income from discontinued operations, net of taxes	-	-	228,221	-	228,221	366,034
Net income	2,198,836	1,225,359	512,438	4,381,003	1,147,941	1,959,390

Net income available to common stockholders	2,198,836	1,225,359	374,226	4,381,003	1,009,729	1,759,899
Net income from discontinued operations attributable to non-controlling interest	-	-	138,212	-	138,212	199,491

Average Balances: (unaudited)
Assets	644,213,523	626,555,440	615,002,018	629,313,534	522,652,985	536,333,860
Investment securities	62,570,680	65,521,366	55,180,076	63,777,260	37,683,531	40,537,934
Loans (net of deferred fees and costs)	517,470,469	496,771,961	478,895,035	500,021,609	426,352,856	436,793,412
Borrowings	26,430,645	39,311,475	9,003,261	31,951,235	31,951,734	26,493,284
Deposits	546,060,168	515,528,700	530,943,677	525,114,354	418,537,356	443,144,111
Stockholders' equity	66,757,244	66,826,333	65,439,159	66,547,387	66,605,781	66,146,705

Performance Ratios:
Annualized return on average assets	1.37%	0.79%	0.33%	0.93%	0.26%	0.37%
Annualized return on average equity	13.21%	7.44%	3.14%	8.83%	2.03%	2.96%
Yield on average interest-earning assets	4.72%	4.65%	4.26%	4.58%	4.47%	4.50%
Rate on average interest-bearing liabilities	0.56%	0.50%	0.52%	0.51%	0.50%	0.50%
Net interest spread	4.50%	4.14%	3.74%	4.06%	3.97%	4.00%
Net interest margin	4.66%	4.27%	3.86%	4.19%	4.11%	4.14%

Book value per share	$6.73	$6.51	$6.28	$6.73	$6.28	$6.29
Basic net income per share	0.21	0.12	0.04	0.41	0.09	0.16
Diluted net income per share	0.20	0.12	0.03	0.41	0.09	0.16